AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 1st day of  March, 2011, to the Custody Agreement, dated as of June 22, 2006, as amended, (the "Custody Agreement"), is entered into by and between Professionally Managed Portfolios, a Massachusetts business trust (the "Trust"), on behalf of its separate series, the TCM Growth Funds and U.S. Bank, N.A.,  (the "Custodian").

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the parties desire to amend the fees of a certain series of the Trust; and

WHEREAS, Section 14.2 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit N is hereby superseded and replaced with Amended Exhibit N attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED PORTFOLIOS	U.S. BANK, N.A.

By: /s/Eric Falkeis	By: /s/Michael R. McVoy

Name: Eric Falkeis	Name: Michael R. McVoy

Title: President	Title: Vice President

Amended Exhibit N to the
Professionally Managed Portfolios Custody Agreement
Name of Series
TCM Small Cap Growth Fund
TCM Small-Mid Cap Growth Fund

DOMESTIC CUSTODY SERVICES ANNUAL FEE SCHEDULE at March 1, 2011
Annual fee based upon market value for the Fund Complex*:
0.005% on assets

Minimum annual fee for the complex - $10,000
Portfolio Transaction Fees
$  5.00 per disbursement (waived if U.S. Bancorp is Administrator)
$  7.00 per US Bank repurchase agreement transaction
$  9.00 per book entry security (depository or Federal Reserve system) and non-US Bank repurchase agrmt
$25.00 per portfolio transaction processed through our New York custodian definitive security (physical)
$  8.00 per principal paydown
$15.00 per option/future contract written, exercised or expired
$50.00 per Cedel/Euroclear transaction
$15.00 per mutual fund trade
$15.00 per Fed Wire
$15.00 per margin variation Fed wire
$  6.00 per short sale

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

No charge for the initial conversion free receipt.

Overdrafts – charged to the account at prime interest rate plus 2.

Plus out-of-pocket expenses and extraordinary expenses based upon complexity, including items such as shipping fees or transfer fees.

Fees are billed monthly.

* Subject to CPI increase, Milwaukee MSA.

Advisor’s Signature below acknowledges approval of the fee schedule on this Amended Exhibit N.

TYGH CAPITAL MANAGEMENT, INC.

By: /s/ Jeff B. Curtis

Name: Jeff B. Curtis

Title: President	Date: April 5, 2011